Exhibit 5.3

Fossil Group, Inc. (the “Parent”) 901 S. Central Expressway Richardson, Texas

CMS Cameron McKenna Nabarro

Olswang LLP

Cannon Place

78 Cannon Street

London EC4N 6AF

DX 135316 London Cannon Place

T +44 20 7367 3000

F +44 20 7367 2000

cms.law

T +44 207 367 3422

E paula.hryckowiak@cms-cmno.com

Our ref PLHR/THSI/CAP/165682.00006 Your ref

9 September 2025

Dear Addressees

The First-Out Notes Indenture to be made between (1) the Parent as company (2) the subsidiaries of the Parent listed therein (including the English Obligors) as guarantors and (3) Wilmington Trust, National Association as trustee and notes collateral agent (the “First-Out Notes Indenture”) in agreed form and the Second-Out Notes Indenture to be made between (1) the Parent as company (2) the subsidiaries of the Parent listed therein (including the English Obligors) as guarantors and (3) Wilmington Trust, National Association as trustee and notes collateral agent (the “Second-Out Notes Indenture”) in agreed form.

1.	INTRODUCTION

We have acted as English legal advisers to the English Obligors in connection with the First-Out Notes Indenture and the Second-Out Notes Indenture. This opinion letter is given solely in connection with the issue of the Notes. We consent to the filing of this opinion letter as Exhibit 5.3 to each of the Registration Statements. We do not, by giving this consent or otherwise, concede that we are within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated under the Securities Act, or that we are “experts” in relation to any matters relating to the Opinion Documents, the Outstanding Notes, the Notes, the Exchange Offer, the United States Securities and Exchange Commission Form S-3 Registration Statement or the United States Securities and Exchange Commission Form S-4 Registration Statement relating to the Exchange Offer (the “Registration Statements”), other than those matters governed by the laws of England and Wales.

2.	TERMINOLOGY

In this opinion letter, terms defined in Schedule 1 (Definitions) to this opinion letter shall have the meanings given in that Schedule, and terms defined in the First-Out Notes Indenture and the Second-Out Notes Indenture shall have the same meanings when used in this opinion letter unless otherwise defined.

3.	DOCUMENTS EXAMINED

For the purpose of giving the opinions in this opinion letter we have examined the following documents (the “Reviewed Documents”):

3.1	the form of First-Out Notes Indenture and the Second-Out Notes Indenture filed as Exhibit 4.3 to each of the Registration Statements including the Guarantees relating to the notes;

3.2	a copy of each of the Corporate Approvals executed by all parties;

3.3	a copy of each signed Certificate (without examining the substance of any attachments thereto other than the Resolutions and the Constitutional Documents (as defined below));

3.4

copies of the certificate of incorporation for each English Obligor and any certificate of incorporation on change of name, the memorandum of each English Obligor and articles of association of each English Obligor (the “Constitutional Documents”) and copies of the Resolutions of each English Obligor, in each case certified as being true, complete and up to date as at the date of the relevant English Obligor’s Certificate; and

3.5	the results of our online search (or a search by an information services provider (“ISP”) on our behalf) of the public records on file and available for inspection at Companies House:

3.5.1	on 21 July 2025 at 08:03am with respect to Fossil (UK) Limited; and

3.5.2	on 6 August 2025 at 08:27am with respect to Fossil (UK) Holdings Limited,

which we updated on 8 September 2025 and the results of a search made by us (or a search by an ISP on our behalf) of the Central Registry of Winding-Up Petitions at the Insolvency and Companies List at the Royal Courts of Justice, Rolls Building, London (which forms part of the Business and Property Courts of the High Court of Justice):

3.5.3	on 21 July 2025 at 10:16am with respect to Fossil (UK) Limited; and

3.5.4	on 6 August 2025 at 10:01am with respect to Fossil (UK) Holdings Limited which we updated on 8 September 2025 at 12:06pm (together the “Searches”).

Except as mentioned above, we have not examined any documents or made any enquiries in connection with the giving of this opinion letter. In particular, but without limitation, we have not reviewed and express no opinion on the underlying transaction to which the Documents relate or any other document directly or indirectly referred to in the Documents.

4.	ASSUMPTIONS

In considering the Reviewed Documents we have assumed:

4.1

the genuineness of all signatures and seals on the executed Reviewed Documents and that any signature or execution pages on which any such signatures and/or seals appear physically formed part of complete and final versions of those documents at the time of signing and/or sealing;

4.2

the accuracy and completeness of all facts stated in any such documents and of all representations and warranties given by or in respect of any party to the Reviewed Documents (except insofar as they relate to matters of law on which we expressly opine in this opinion letter);

4.3	the authenticity and completeness of all original documents submitted to us or used to provide copies to us and the conformity to original documents of all copy documents submitted to us;

4.4	that the Constitutional Documents of each English Obligor represent its entire constitution for the purposes of section 257 of the Companies Act 2006 (the “Companies Act”);

4.5

that any restrictions or limitations contained in the English Obligors’ constitutions (within the meaning of section 257 of the Companies Act) have been and will be duly observed and that each English Obligor is carrying on business in accordance with its Constitutional Documents (other than to the extent expressly opined on in this opinion letter);

4.6

that the Resolutions were duly passed in accordance with the requirements of the Constitutional Documents and the Companies Act and that the Resolutions will remain in full force and effect and have not, and will not, be revoked, amended, varied, modified, superseded or otherwise replaced;

4.7	no Document is or will be subject to any escrow or similar arrangement;

4.8

that in entering the authorisations and approvals set out in the Resolutions approving the entry into the Documents to which it will be a party, each English Obligor did so in good faith and for the purpose of carrying on its business and at the time that the Documents were entered into:

4.8.1

there were be reasonable grounds for the directors of each English Obligor to believe that the transactions to which the Documents relate, and the execution and delivery by the relevant English Obligor of the Documents to which it is a party and the exercise of its rights and the performance of its obligations thereunder, would materially benefit that English Obligor and be likely to promote its success for the benefit of its members as a whole; and

4.8.2	no English Obligor was unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 and has not and will not become so unable to pay its debts;

4.9

that none of the English Obligors has passed a voluntary winding-up resolution, that no petition has been presented to or order made by a court for the winding up or dissolution of any English Obligor, that no application has been made to a court for an administration order in respect of any English Obligor and no administration order has been made by any court in relation to any English Obligor, that no appointment of an administrator of any English Obligor has been made out of court and no notice of intention to appoint an administrator has been given or filed with any court in respect of any English Obligor, that no receiver, trustee, administrator, provisional liquidator, administrative receiver or similar officer has been appointed in relation to any English Obligor or any of its assets or revenues, that no moratorium has been obtained nor resolution to seek a moratorium has been passed under Part A1 of the Insolvency Act 1986 by any English Obligor and that no procedure or step analogous to any of the foregoing has been taken in relation to any English Obligor in any jurisdiction other than England & Wales;

4.10

that the information disclosed in the Searches was correct and complete and remains correct and complete as at the date of this opinion letter. It should be noted, however, that the Searches may not reveal whether any of the matters referred to in paragraph 4.9 above have occurred;

4.11

that all parties to the Documents (other than the English Obligors) had or will have (as applicable) the capacity and power to enter into the Documents to which they are expressed to be a party under all applicable laws, that each Document was or will be (as applicable) duly authorised by and duly executed and delivered by or on behalf of each of the parties to that Document (other than the English Obligors) under all applicable laws and that the obligations of all parties to the Documents under all applicable laws are legal, valid, binding and enforceable obligations;

4.12	that words and expressions used in the Documents have their ordinary English meanings;

4.13

that none of the Reviewed Documents have been amended, modified or superseded (whether oral, in writing or by conduct of the parties) and that the English Obligors will enter into each of the Documents in the form that we have reviewed and approved;

4.14

that none of the parties are or will be seeking to achieve any purpose not apparent from the Documents which might render any of the Documents illegal, void or unenforceable and, in particular (but without limitation), that none of the Documents (whether alone or in conjunction with any others) or any related transaction or transactions contemplated by or in any of the Documents constitute financial assistance for the purpose of sections 678 or 679 of the Companies Act;

4.15	the lack of bad faith and the absence of fraud, coercion, duress or undue influence on the part of any party to any of the Documents and/or its directors, employees, agents and advisers;

4.16	that there are no provisions of the laws of any country or jurisdiction outside England which would have any implications for the opinions we express; and

4.17	the Documents have been duly executed on behalf of the English Obligors by the person authorised by the Resolutions.

Our opinion is confined to, and given on the basis of, English law as applied by the English courts at the date of this opinion letter and we have made no investigation of the laws of any country or jurisdiction other than England. Furthermore we do not express any opinion on European Union law as it affects any jurisdiction, and we have assumed that all statutory instruments and/or regulations made in England in purported implementation of any directive have been duly made in accordance with that directive and are valid in all respects under English law. The opinions given in this opinion letter are strictly limited to the matters stated in paragraph 5 (Opinions) below and do not extend to and are not to be read as extending by implication to any other matters in connection with the Documents. We express no opinion as to matters of fact.

This opinion letter and all non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law as at the date of this opinion letter. The English courts shall have exclusive jurisdiction to settle any disputes arising out of or in connection with this opinion letter or any non-contractual obligations arising out of or in connection with this opinion letter.

5.	OPINIONS

Based upon and subject to the foregoing and subject to the reservations, qualifications and observations set out in paragraph 6 (Qualifications) below and to any matters not disclosed to us, we are of the opinion that:

5.1	each English Obligor is a private limited liability company duly incorporated and registered under the laws of England;

5.2

each English Obligor has the corporate power to enter into and to perform its obligations under each of the Documents to which it will be a party and has taken all necessary corporate action to authorise the execution and delivery of, and the performance by it of its obligations under, each such Document; and

5.3

should the English Obligors proceed with the execution and, where applicable, delivery by the English Obligors of each of the Documents, and the performance by it of its obligations under each of the Documents, would not:

5.3.1	contravene any provisions of its articles of association as certified as being true, complete and up to date in the relevant English Obligor’s certificate;

5.3.2	violate or contravene any law of England binding on the English Obligors which is applicable to companies generally.

6.	QUALIFICATIONS

The opinions expressed in this opinion letter are subject to the following reservations, qualifications and observations:

Enforceability of Claims

6.1

an order of specific performance and an injunction are each a discretionary remedy and accordingly an English court might refuse to make such an order or grant an injunction and/or instead make an award of damages if such a remedy is sought;

6.2	claims made against all or any of the English Obligors may become barred by lapse of time or may be or become subject to defences of set-off or counterclaim;

6.3	the rights and obligations of the parties to the Documents may be held to have been frustrated by events happening after their execution;

6.4	to the extent that any of the Documents provides that any matter is expressly to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty;

6.5

any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those provisions would be determined by an English court in its discretion;

6.6

a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has entered into that contract on the basis of a mistake or has been induced to enter into that contract by a misrepresentation;

General Principles and Insolvency

6.7

the binding nature and enforceability of the obligations of each English Obligor under the Documents are subject to matters of public policy, rules of equity and all bankruptcy, insolvency, liquidation, administration, moratorium, arrangement, reorganisation and other laws of general application relating to or affecting the rights of creditors;

English Proceedings

6.8

an English court has discretion, whenever it is necessary to prevent injustice, to stay or strike out proceedings in England. Subject to the provisions of the Convention on Choice of Court Agreements concluded on 30 June 2005 at the Hague (the “2005 Hague Convention”), an English court may stay proceedings or decline jurisdiction where it is shown that the proceedings can be tried in a more convenient forum or if concurrent proceedings are pending or being brought elsewhere or where the merits of the issues in dispute have already been judicially determined or should have been raised in previous proceedings between the parties. In addition, where the provisions of the 2005 Hague Convention apply, the English courts will be bound to stay proceedings or decline jurisdiction if they find that the courts of a contracting state have already been validly seised in respect of proceedings between the same parties and involving the same cause of action, save where there is a valid and binding agreement conferring exclusive jurisdiction on the English courts. Further, if a related action is pending in the courts of another state, the English courts may, if they find that they are not the courts first seised, stay their own proceedings, save where there is a valid and binding agreement conferring exclusive jurisdiction on the English courts within the meaning of the 2005 Hague Convention

6.9	we express no opinion on any provision in the Documents purporting to waive a forum non conveniens defence or other similar right;

6.10	we express no opinion as to whether any waiver by any party of its rights to immunity from legal proceedings in respect of its obligations under any of the Documents would be effective or enforceable;

Application of Foreign Law

6.11

where any obligation under any of the Documents is to be performed or observed, or is based upon a matter arising, in a country or jurisdiction outside England, such obligation may not be enforced under English law if it would be unlawful, unenforceable or contrary to public policy or exchange control regulations under the laws of that country or jurisdiction and an English court may take into account the law of the place of performance in relation to the manner of performance and the steps to be taken in the event of defective performance;

6.12

if a party to the Documents is controlled by or otherwise connected with a person (or is itself) resident in, carrying on business in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or UK sanctions or similar measures implemented or effective in the United Kingdom, or is otherwise the target of any such sanctions or similar measures, then the obligations to that party under the Documents may be unenforceable or void, and any United Nations, European Union or UK sanctions or other similar measures implemented or effective in the United Kingdom in respect of any party to a Document may render obligations of such party unenforceable, and/or the entering into or performance of those obligations being in breach of English law. Further, obligations to comply with sanctions or similar measures may be unenforceable by reason of breach of any provision of EC Regulation 2271/96 or any law or regulation implementing EC Regulation 2271/96 in the United Kingdom or any similar applicable blocking or anti-boycott law or regulation in the United Kingdom;

6.13

any national or international economic sanctions or other similar measures that may be applicable, directly or indirectly, to any party to the Documents, may result in the obligations of that party or parties to the Documents being unenforceable or void or otherwise affected and/or such parties being subject to civil and/or criminal penalties;

Tax

6.14	we express no opinion in respect of the tax treatment of, or transactions contemplated by, the Documents or any issues related to taxation;

DAC 6 Directive

6.15

the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU (the “EU DAC 6”) (or any other directive of a similar nature, introduced in substitution for, or levied in addition to the EU DAC 6) and The International Tax Enforcement (Disclosable Arrangements) Regulations 2023 (SI 2023/38) (the “UK MDR”) (or any other directive of a similar nature, introduced in substitution for, or levied in addition to the UK MDR) contain provisions which may require intermediaries, and in certain cases taxpayers, to disclose to HM Revenue & Customs or any other tax authorities cross-border arrangements where those arrangements include certain hallmarks defined by the EU DAC 6 and/or UK MDR. We express no opinion on any such required disclosure in relation to any English Obligor;

Default Interest and Indemnities

6.16

any obligation to pay, to secure or to guarantee payment of interest on overdue amounts or to apply a higher rate whilst any default has occurred contained in any of the Documents may be held to be void or unenforceable. An English court will only give effect to such an obligation if it can be established that the rate of interest specified does not impose a detriment on the paying party out of all proportion to any legitimate interest of the receiving party in enforcing repayment of the amounts overdue or all amounts whilst any default has occurred and is therefore not a charge in the nature of a penalty. Should the court decide that the rate of interest amounts to a charge in the nature of a penalty, the obligation would be unenforceable and damages would only be recoverable according to normal common law rules. We can express no view on the question of whether any relevant rate of interest specified in any of the Documents constitutes a charge in the nature of a penalty;

6.17	any undertakings or indemnities given by any English Obligor in any of the Documents in relation to United Kingdom stamp duties may be void or unenforceable under section 117 of the Stamp Act 1891;

6.18	the effectiveness of certain provisions exculpating (or, in the case of an indemnity, having the effect of exculpating) a party from liability or a duty otherwise owed may be limited by law;

6.19

an English court may refuse to give effect to any indemnity for legal costs incurred by an unsuccessful litigant and may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before it;

6.20

we express no opinion as to whether an English court would give effect to a currency indemnity clause contained in any of the Documents. Whilst English courts may render judgments for a monetary amount in a foreign currency, the judgment may be converted into pounds sterling for the purposes of enforcement. There is also some possibility that an English court would hold that a judgment on any Document would supersede that Document so that any currency indemnity would not be held to survive judgment;

Discretions, Certifications and Amendments

6.21

where any party to any of the Documents is vested with a discretion or may determine a matter in its opinion, English law may require that such discretion is exercised reasonably or that such an opinion is based on reasonable grounds;

6.22

any provision of any of the Documents to the effect that any calculation, certification or determination will be final, conclusive and/or binding will not be effective if such calculation, certification or determination is fraudulent or has an unreasonable or arbitrary basis or is given without good faith or is manifestly inaccurate, and will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party;

6.23

where any of the Documents includes a provision requiring any amendments in respect of that Document to be made in writing, the Supreme Court decision in Rock Advertising Ltd v MWB Business Exchange Centres Ltd [2018] UKSC 24 supports the position that oral amendments would be ineffective other than in limited or particular circumstances; and

6.24	failure to exercise a right or a delay in exercising a right may operate as a waiver of that right notwithstanding any provision in any of the Documents to the contrary.

The opinions expressed in this opinion letter are subject to matters of public policy, rules of equity, the law relating to fraud, fundamental mistake and misrepresentation and all bankruptcy, insolvency, liquidation, administration, moratorium, arrangement, reorganisation and other laws relating to or affecting the rights of creditors.

This opinion letter is given solely in connection with the transactions contemplated by the First-Out Notes Indenture and the Second-Out Notes Indenture.

This opinion letter is given by CMS Cameron McKenna Nabarro Olswang LLP which assumes liability, and is responsible, for it. No individual owes or shall owe any duty of care to any person for this opinion letter.

We hereby consent to the use of this letter as an exhibit to each of the Registration Statements and to any and all references to our firm in the prospectus which is a part of each of the Registration Statements. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours faithfully

/s/ CMS Cameron McKenna Nabarro Olswang LLP

SCHEDULE 1

DEFINITIONS

1.	DEFINITIONS

1.1	In this opinion letter, the following terms have the following meanings:

“Certificates”: means the certificates from the officers of the English Obligors addressed to CMS Cameron McKenna Nabarro Olswang LLP and dated 9 September 2025.

“Documents”: means:

(a)	the First-Out Notes Indenture in the form filed as Exhibit 4.3 to each of the Registration Statements including the Guarantees relating to the convertible notes; and

(b)	the Second-Out Notes Indenture in the form filed as Exhibit 4.3 to each of the Registration Statements including the Guarantees relating to the convertible notes.

“English Obligors”: means each of the following entities registered in England & Wales:

(a)	Fossil (UK) Limited, a private limited liability company with registered number 03062442; and

(b)	Fossil (UK) Holdings Limited, a private limited liability company with registered number 04193340.

“Resolutions”: means:

(a)	the minutes of a meeting of the board of directors of Fossil (UK) Limited held on 5 September 2025;

(b)	written resolutions of the shareholder of Fossil (UK) Limited dated 5 September 2025;

(c)	the minutes of a meeting of the board of directors of Fossil (UK) Holdings Limited held on 5 September 2025; and

(d)	written resolutions of the shareholder of Fossil (UK) Holdings Limited dated 5 September 2025,

approving, among other things, the execution and performance of the Documents.